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                                 EXHIBIT 4(D)


                      CERTIFICATE OF DESIGNATIONS, POWERS
                PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE
                                PREFERRED STOCK

                                     -OF-

                            OMNICOMM SYSTEMS, INC.
                            a Delaware Corporation
                                  _________

Pursuant to Section 151 of the General Corporation Law of the State of Delaware
                                 __________


     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board of Directors") of OmniComm Systems, Inc., a Delaware corporation (the "Corporation"), at a meeting held on August 31, 2001:


     RESOLVED, that there be, and hereby is, created out of the class of 10,000,000 shares of preferred stock of the Corporation, par value $.001 per share, a series of preferred stock with the following designations, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions (this instrument hereinafter referred to as the "Designation"):

     1.   Designation and Number of Shares.  200,000 shares of preferred stock
          --------------------------------
(the "Shares") are hereby designated as Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock") having a stated value of Ten Dollars ($10) per share (the "Stated Value").

     2.   Rank.  The Series B Preferred Stock shall rank: (i) junior to any
          ----
other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Corporation's common stock, par value $.001 per share (the "Common Stock"), and to the Corporation's outstanding Series A Preferred Stock; (iii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and
(iv) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

     3.   Liquidation Preference.
          ----------------------

     (A) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Stated Value per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to accrued and unpaid

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dividends. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

(B) For purposes of this Section 3, (i) a merger or consolidation, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) an acquisition of fifty (50%) percent or more of the voting power or equity interests of the Corporation by a single person or "group" (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall be considered a Liquidation, provided that a transaction described in subclause (i) above shall not be considered a Liquidation if the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving Corporation immediately thereafter. Such provision may be waived in writing by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

     4.   Dividends.
          ---------

     (A) The holders of record of shares of Series B Preferred Stock shall be entitled to receive, when and as declared and paid by the Board of Directors or upon conversion or Liquidation of the Series B Preferred Stock, out of any funds legally available for the declaration and payment of dividends, and in preference to any declaration or payment of dividends and distributions on any Junior Securities, dividends, at the rate of 8% of the Stated Value per share per annum (subject to adjustment in the event of stock splits, combinations or similar events). Such dividends shall accrue quarterly from the date of issuance of the Series B Preferred Stock. Dividends per share shall be payable, at the Corporation's option, either in cash or in shares of Common Stock valued at the Conversion Price (as defined below) in effect on the date of declaration. Dividends on the Series B Preferred Stock shall be cumulative so that if, for any dividend accrual period, dividends in the amount specified in this Section 4(A) are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate and be added to the dividends payable for subsequent dividend accrual periods.

     (B) Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock for all past dividend periods have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, no dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than, in each case, a distribution or payment made solely in shares of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a class.

                                       2

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     5.   Conversion Rights  After the Conversion Date (as defined in Section
          -----------------
5(A) below), shares of the Series B Preferred Stock shall convert into Common Stock as follows:

     (A)  Conversion at the Option of the Holder.  Subject to and upon
          --------------------------------------
compliance with the provisions of this Section 5, the holder of any shares of Series B Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as is determined pursuant to Section (5)(D) below. For the purposes hereof "Conversion Date" shall mean the earlier of (i) January 31, 2002 and (ii) the close of business on the date that the Corporation files with the Secretary of State of the State of Delaware an amendment to the Corporation's Certificate of Incorporation increasing the authorized number of shares of Common Stock to at least 60 million shares.

     (B)  Automatic Conversion.  Each outstanding share of Series B Preferred
          --------------------
Stock shall automatically be converted into, and be deemed and treated for all purposes to represent, without any further act of the Corporation or its stockholders, fully paid and nonassessable Conversion Shares in accordance with
Section 5(D) below upon the closing of a public offering of the Corporation's equity securities raising gross proceeds to the Corporation in excess of $25 million at a per share price of more than $0.75 per share, as adjusted for any stock split, stock dividend, recapitalization or other similar transactions (a "Qualified Offering").

     (C)  Conversion at the Option of the Corporation.  The Corporation may, at
          -------------------------------------------
its option, upon not less than 30 days written notice to the holders of the Series B Preferred Stock (the "Mandatory Conversion Notice"), cause each outstanding share of Series B Preferred Stock to be converted into, and to be deemed and treated for all purposes to represent, without any further act of the stockholders, fully paid and non-assessable Conversion Shares in accordance with
Section 5(D) below provided that (x) during a 20 consecutive trading day period (the "Trading Period") ending not more that five trading days prior to the date the Mandatory Conversion Notice is sent, the closing bid or sales price, as applicable, for the Common Stock of the Corporation equaled or exceeded at least two times the Conversion Price on each day during the Trading Period, (y) on each day during the Trading Period the Common Stock of the Corporation was traded on a national securities exchange or included for quotation on the NASDAQ SmallCap Market, the National Market System or the OTC Bulletin Board and (z) on the Conversion Date (as defined in Section 5(E)) all of the Conversion Shares are fully registered for resale pursuant to an effective registration statement
and not subject to any lock-up provisions.   The Mandatory Conversion Notice
shall be sent by first class mail, postage prepaid to all registered holders of shares of Series B Preferred Stock and shall specify a date for conversion, which date (the "Mandatory Conversion Date") shall be no later than the 45th day following the last day of the Trading Period. Any notice mailed in the manner described herein shall be conclusively deemed to have been given whether or not received by the registered holder. Notwithstanding the foregoing, the number of shares of Series B Preferred Stock which the Corporation may cause to be automatically converted during any 30 day period shall be limited to the number of shares of Series B Preferred Stock which shall convert into not more than a number of Conversion Shares equal to ten times the average daily trading volume of the Common Stock during the Trading Period. If, as a result of the provisions of the previous sentence, less than all of the shares of the Series B Preferred Stock are to automatically be converted, the shares of Series B Preferred Stock to be converted shall be allocated by the Corporation pro rata among the holders of the Series B Preferred Stock based on the total number of shares of Series B Preferred Stock originally issued to each holder.

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

     (D)  Conversion Amount.  Each share of the Series B Preferred Stock shall
          -----------------
be convertible into that number of fully paid and non-assessable Conversion Shares equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter
provided.   The Conversion Price shall initially be $0.25 per share.  The
Conversion Price shall be subject to adjustment as set forth in Section 7 hereof.

     (E)  Mechanics of Conversion.  Before any holder of Series B Preferred
          -----------------------
Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(A), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice ("Conversion Notice") to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on (i) the date when delivery of notice of an election to convert and certificates for the shares of Series B Preferred Stock to be converted is made in the event of a conversion under
Section 5(A), (ii) the closing of a Qualified Offering, in a conversion specified in Section 5(B) or (iii) the Mandatory Conversion Date, if the conversion is being effected pursuant to Section 5(C), and each such date is referred to herein as the "Conversion Date". All Common Stock which may be issued upon conversion of the Series B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

     (F)  Authorized Shares.  After the Conversion Date, at all times that any
          -----------------
shares of Series B Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon conversion into Common Stock of all shares of Series B Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series B Preferred Stock shall be proportionately increased.

     6.   Priority.  The Corporation may create, authorize and issue, in the
          --------
future, without the consent of holders of the Series B Preferred Stock, other series of preferred stock which rank junior to the Series B Preferred Stock as to dividend and/or liquidation rights. The Corporation shall not create, authorize or issue any series of preferred stock which is senior to or pari passu to the Series B Preferred Stock as to dividend and/or liquidation rights without the consent of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, except that the Corporation may create, authorize and issue a new series of preferred stock as described in the Agency Agreement relating to the Series B Preferred Stock between the Corporation and Commonwealth Associates, L.P. ("Commonwealth"), on a pari passu basis as to dividend and/or liquidation rights to the Series B Preferred Stock, having terms which are no more favorable than the Series B Preferred Stock.

     7.   Anti-Dilution Provisions.  The Conversion Price in effect at any time
          ------------------------
and the number and kind of securities issuable upon the conversion of the Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

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

     (A) In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

     (B) In case the Corporation shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price on such record date (as defined in Subsection (H) below), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share (as defined in Subsection (H) below) of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

     (C) In case the Corporation shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (A) above) or subscription rights or warrants (excluding those referred to in Subsection (B) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price (as defined in Subsection (H) below) per share of Common Stock, less the fair market value (as determined by the Corporation's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

     (D) In case the Corporation shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (A) above, (ii) upon exercise of options granted to the Corporation's officers, directors, employees and consultants under a plan or plans adopted by the Corporation's Board of Directors or a committee thereof and approved by its shareholders, if such shares would otherwise be included in this Subsection (D) (but only to the

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extent that the aggregate number of shares excluded by this Subsection (D)(ii)
does not exceed 15% of the Corporation's Common Stock outstanding, on a fully diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the final closing of the Initial Financing (as defined in the Agency Agreement),
(iv) to shareholders of any corporation which merges into the Corporation in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) in a private placement where the Offering Price (as defined below) is at least 75% of the current market price, (vi) in a bona fide public offering pursuant to a firm commitment underwriting, or (vii) in connection with an acquisition of a business or technology which has been approved by a majority of the Corporation's outside directors but only if no adjustment is required pursuant to any other specific subsection of this Section 7 (without regard to Subsection (I) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price on the date of such issuance (as defined in Subsection (H) below), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

     (E) In case the Corporation shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (B), (C) and (D)(i) through
(vii) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (G) below) less than the current market price on the date of such issuance (as defined in Subsection (H) below), the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Corporation deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

     (F)  Whenever the Conversion Price is adjusted pursuant to Subsections (A),
(B), (C), (D) or (E) above or (J) below, the number of Conversion Shares issuable upon conversion of a share of Series B Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of such shares of Series B Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

     (G) For purposes of any computation respecting consideration received pursuant to Subsections (D) and (E) above and (J) below, the following shall apply:

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          (i)   in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

          (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

          (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (G)). Upon the expiration or termination of any such securities convertible into or exchangeable for shares of Common Stock, the Conversion Price shall be automatically readjusted to the Conversion Price that would have been obtained had such convertible or exchangeable securities not been issued.

     (H) For the purpose of any computation under any Subsection above, the current market price per share of Common Stock at any date shall be determined as follows:

          (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ National Market System, the current market price per share of Common Stock at any date shall be the higher of (a) the average of the last reported sales prices of the Common Stock on such exchange for the 20 consecutive trading days before such date and (b) the last reported sales price on the trading day immediately preceding such date; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market price shall be the average of the closing bid and asked prices for such day on such exchange or system; or

          (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the NASDAQ Small Cap Market, the current market price per share of Common Stock on any date shall be the higher of (a) the average of the closing bid and asked prices for the 20 consecutive trading days before such date on such market and (b) the last reported bid price on the trading day immediately preceding such date on such market, and if the Common Stock is not so traded, the current market price per share of Common Stock on any date shall be the higher of (x) the mean of the last reported bid and asked prices reported by the NASD Over the Counter Bulletin Board for the 20 consecutive trading days before such date and (y) the last reported bid price on the trading day immediately preceding such date as reported by the NASD Over the Counter Bulletin Board; or

                                       7
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          (iii)  If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market price per share of Common Stock on any date shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

     (I) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 7, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

     (J) Notwithstanding the other provisions of this Section 7, (a) in the event that the Corporation shall at any time issue securities under Subsections
(B), (D) or (E) (other than securities issued in transactions of the type described in subsection (D)(i) through (vii) above) having an Offering Price, Subscription Price or Exchange Price less than the Conversion Price, then the Conversion Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Exchange Price and (b) no adjustment under Subsections
(B), (D) or (E) shall be required for issuances below the current market price if (i) the Offering Price, Subscription Price or Exchange Price, as applicable, is at least 300% of the Conversion Price then in effect and (ii) a registration statement covering the Conversion Shares is in effect and remains in effect for the 90 days after such issuance or Rule 144(k) under the Securities Act of 1933, as amended (the "Act") is available for resale of all of the Conversion Shares.

     (K) Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon conversion of each share of Series B Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last address appearing on the books and records of the Corporation maintained for such purpose, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 7, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment, absent manifest error.

     (L) In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holders of the Series B Preferred Stock thereafter shall become entitled to receive any securities, other than Common Stock, thereafter the number of such other securities so receivable upon conversion of the Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (A) to (J), inclusive above.

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

     (M) In case of any reorganization, reclassification or change of the Common Stock (including any such reorganization, reclassification or change in connection with a consolidation or merger in which the Corporation is the continuing entity), or any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity (other than a consolidation or merger in which the Corporation is the continuing entity), or of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other person or entity, each share of Series B Preferred Stock then outstanding shall thereafter be convertible into the kind and amount of stock or other securities or property receivable upon such reorganization, reclassification, change, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock would have been converted prior to such transaction. The provisions of this Paragraph (M) shall similarly apply to successive reorganizations, reclassifications, changes, consolidations, mergers or sales immediately prior to such reorganization, reclassification, change, consolidation, merger or sale.

     8.   Voting Rights.
          -------------

     (A) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect (subject to the provisions of the last sentence of this Section 8(A)) as such Common Stock holders. With respect to all matters as to which the holders of Common Stock shall be entitled to vote as a class, the holders of the Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, in the same manner and with the same effect (subject to the provisions of the next sentence) as such Common Stock holders, except as otherwise required by law. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes equal to the number
of whole shares of Common Stock which the holder of such   share of Series B
Preferred Stock would be entitled to vote if the share of Series B Preferred Stock was converted into Common Stock immediately prior to such vote without regard to whether or not (x) such vote is taken prior to the Conversion Date,
(y) the Corporation has sufficient available Common Stock to effect the conversion and (z) the Series B Preferred Stock for any other reason could not be converted at such time into Common Stock.

     (B) In the event the holders of the Series B Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the then outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such approval shall bind all holders of Series B Preferred Stock.

     (C) The terms of the Series B Preferred Stock may be amended, modified or waived only with the consent of the holders of a majority of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose.

     (D) Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock as a class.

          9.  Redemption Default.
              ------------------

     (A) If the Corporation shall fail to hold an annual or special meeting of its stockholders on or before January 31, 2002 and obtain at such meeting the approval of the stockholders of the Corporation (the "Shareholder Approval") to the increase in the number of authorized shares of

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

capital stock of the Corporation to a number of authorized shares sufficient to issue the securities contemplated to be issued pursuant to the Initial Financing and Second Financing (as such terms are defined in the Agency Agreement) and any securities issuable upon conversion or exercise of such securities and to file with the Secretary of State of the State of Delaware on or before January 31, 2002 an amendment to the Certificate of Incorporation of the Corporation reflecting such increase, then the holders of a majority of the then outstanding Series B Preferred Stock ("Majority Holders") may, by delivery of written notice to the Corporation, elect to cause the Corporation to redeem any or all of the shares of the Series B Preferred Stock in accordance with the provisions set forth below, at a redemption price equal to Twenty Dollars $20 per share of Series B Preferred Stock ("Redemption Price");

     (B)  Redemption Notice.  At least ten (10) days but not more than twenty
          -----------------
(20) days prior to the date fixed for redemption ("Redemption Date"), written notice (a "Redemption Notice") shall be delivered to the Corporation by the Majority Holders seeking to cause the Corporation to redeem shares of Series B Preferred Stock on the Redemption Date. The Redemption Notice shall state the number of shares of Series B Preferred Stock to be redeemed from the Holders and the Redemption Date.

     (C)  Deliveries of Stock Certificates.  Each holder of Series B Preferred
          --------------------------------
Stock shall surrender the certificate or certificates representing such shares of Series B Preferred Stock to be redeemed to the Corporation, duly endorsed to the principal executive office of the Corporation or any transfer agent for the Series B Preferred Stock, and the full Redemption Price for such shares shall be payable in cash on the Redemption Date to each such holder or to the nominee or nominees of such holder in the manner and at the place designated in the Redemption Notice, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     10.  Miscellaneous.
          -------------

     (A)  There is no sinking fund with respect to the Series B Preferred Stock.

     (B) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Designation and in the Certificate of Incorporation of the Corporation.

     (C) The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

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

     IN WITNESS WHEREOF, the Corporation has caused this Designation to be signed by its Chief Executive Officer, on this 31st day of August, 2001, and such person hereby affirms under penalty of perjury that this Designation is the act and deed of the Corporation and that the facts stated herein are true and correct.

                                    OMNICOMM SYSTEMS, INC.


                                    By: /s/ David Ginsberg, D.O.
                                        ------------------------
                                            Name: David Ginsberg, D.O.
                                            Title: CEO & President


Attest:

__________________________________
Name:
Title:

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